                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                 NVR, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                             [LOGO OF NVR, INC.]

                                   NVR, INC.
                             7601 Lewinsville Road
                               McLean, VA 22102

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                      To be held on Thursday, May 3, 2001

   The Annual Meeting of Shareholders (the "Meeting") of NVR, Inc. (the "Company") will be held at the Company's headquarters at 7601 Lewinsville Rd., Suite 300, McLean, Virginia on Thursday, May 3, 2001, at 11:30 A.M., Eastern Time, for the purpose of considering and acting upon the following matters:

    1. The election of the three (3) nominees for director to serve three
       (3) year terms and until their successors are duly elected and qualified;

    2. Ratification of appointment of KPMG LLP as independent auditors for the year ending December 31, 2001; and

    3. Such other business as may properly be brought before the Meeting or any adjournment thereof.

   The Board of Directors has established the close of business on March 1, 2001 as the record date for the Meeting. Only shareholders of record as of that date shall be entitled to notice of and to vote at the Meeting or any adjournment thereof.

   Whether or not you plan to attend the Meeting, you are urged to date and sign the enclosed proxy card and return it promptly in the accompanying envelope. You are invited to attend the Meeting in person. If you do attend the Meeting, you may withdraw your proxy and vote in person.

                                          By order of the Board of Directors,

                                          /s/  James M. Sack

                                          James M. Sack
                                          Vice President, Secretary and
                                          General Counsel

March 21, 2001

                                   NVR, INC.
                             7601 Lewinsville Road
                                   Suite 300
                               McLean, VA 22102

                                PROXY STATEMENT

   This Proxy Statement, Proxy Card and the Annual Report for the year ended December 31, 2000 are being mailed on or about March 21, 2001 in connection with the solicitation on behalf of the Board of Directors of NVR, Inc., a Virginia corporation ("NVR" or the "Company"), of proxies for use at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 3, 2001, at the Company's headquarters at 7601 Lewinsville Rd., Suite 300, McLean, Virginia 22102, at 11:30 A.M., Eastern Time, and at any and all postponements and adjournments thereof. Except to the extent specifically incorporated by reference, the Annual Report does not constitute "soliciting material" and is not to be deemed "filed" with the Securities and Exchange Commission (the "SEC").

   The cost of solicitation of proxies will be borne by NVR, including expenses in connection with preparing, assembling and mailing the proxy solicitation materials and all papers accompanying them. The Company may reimburse brokers or persons holding shares in their names or in the names of their nominees for their expenses in sending proxies and proxy material to beneficial owners. In addition to solicitation by mail, certain officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone, telecopy or personally. The Company has retained Corporate Investor Communications, Inc. to assist in the solicitation of brokers, bank nominees and institutional holders for a fee of $3,750 plus out-of-pocket expenses.

   All voting rights are vested exclusively in the holders of the Company's common stock, par value $.01 per share (the "Common Stock"). Only Shareholders of record as of the close of business on March 1, 2001 (the "Record Date") are entitled to receive notice of and to vote at the Annual Meeting. Shareholders of record include holders (the "Participants") owning stock in the Company's Profit Sharing Trust Plan and Employee Stock Ownership Plan (the "Plans").

   The accompanying proxy card should be used to instruct the person named as the proxy to vote the Shareholder's shares in accordance with the Shareholder's directions. The persons named in the accompanying proxy card will vote shares of Common Stock represented by all valid proxies in accordance with the instructions contained thereon. In the absence of instructions, shares represented by properly executed proxies will be voted for the election of those three persons designated hereinafter as nominees for Class II directors of the Company, for the ratification of KPMG LLP as the Company's Independent Auditors for 2001, and in the discretion of the named proxies with respect to any other matters presented at the Annual Meeting. With respect to the tabulation of proxies, abstentions and broker non-votes will be counted for purposes of constituting a quorum but have no effect on the vote. Any shareholder may revoke his or her proxy at any time prior to its use by filing with the Secretary of the Company, at 7601 Lewinsville Road, Suite 300, McLean, Virginia 22102, written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Execution of the enclosed proxy will not affect your right to vote in person if you should later decide to attend the Annual Meeting.

   The proxy card also should be used by Participants to instruct the trustee of the Plans how to vote shares of Common Stock held on their behalf. The trustee is required under the applicable trust agreement to establish procedures to ensure that the instructions received from Participants are held in confidence and not divulged, released or otherwise utilized in a manner that might influence the Participants' free exercise of their voting rights. Proxy cards representing shares held by Participants must be returned to the tabulator using the enclosed return envelope and should not be returned to the Company. If shares are owned through the Plans and voting instructions are not submitted by the Participant, the trustee of the Plans will vote such shares in the same proportion as the voting instructions received from the other Participants. Participants who wish to revoke a proxy card will need to contact the trustee and follow its instructions.

   As of the Record Date, the Company had a total of 8,371,192 shares of Common Stock outstanding, each share of which is entitled to one vote. The presence, either in person or by proxy, of persons entitled to vote a majority of the outstanding Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Under the Company's Restated Articles of Incorporation and Bylaws, holders of Common Stock are not entitled to vote such shares on a cumulative basis.

                             ELECTION OF DIRECTORS

                                 (Proposal 1)

   The Company's Board of Directors is divided into three classes. At the 2001 Annual Meeting, the following persons constituting Class II of the directors have been nominated by the Board of Directors to be elected to hold office for a three year term and until their successors are duly elected and qualified:

                               Manuel H. Johnson
                               David A. Preiser
                                 John M. Toups

   Assuming the presence of a quorum, the affirmative vote of the holders of a plurality of the votes cast by the shares entitled to vote in person or by proxy at the Annual Meeting is required for the election of each of the three nominees named above. Unless marked otherwise, proxies received will be voted for the election of each of the three nominees named above. Each nominee has consented to serve as a director of the Company if elected. The Board of Directors of the Company does not contemplate that any of its proposed nominees listed above will become unavailable for any reason, but if any such unavailability should occur before the Annual Meeting, proxies may be voted for another nominee selected by the Board of Directors. Shareholders may withhold their votes from the entire slate of nominees or from any particular nominee by so indicating in the space provided on the attached proxy card.

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" ALL THE FOREGOING
                     NOMINEES AS DIRECTORS OF THE COMPANY.

   The following sets forth certain pertinent information with respect to the current directors of the Company, including the nominees listed above.

                                               Year First Elected/
         Name                              Age    Term Expires
         ----                              --- -------------------
         Dwight C. Schar (2) (3) (4).....   59      1993/2002
         C. Scott Bartlett, Jr. (1) (4)..   68      1993/2003
         Manuel H. Johnson (1) (2) (4)...   52      1993/2001
         William A. Moran (2) (3)........   54      1993/2003
         David A. Preiser (2) (4)........   44      1993/2001
         George E. Slye (1) (3)..........   70      1993/2002
         John M. Toups (2) (3)...........   75      1993/2001

--------
(1) Member of Audit Committee
(2) Member of Compensation Committee
(3) Member of Executive Committee
(4) Member of Nominating Committee

   Dwight C. Schar has been chairman of the board, president and Chief Executive Officer of NVR since September 30, 1993.

   C. Scott Bartlett, Jr. has been a director of NVR since September 30, 1993. Mr. Bartlett retired as an Executive Vice President of National Westminster Bank USA, now Fleet Bank. Mr. Bartlett is also a director of Janus Hotels and Resorts, Inc., Abraxas Petroleum Corporation, Purina Mills, Inc., and New ICO Global Communications (Holdings) Limited.

   Manuel H. Johnson has been a director of NVR since September 30, 1993. Dr. Johnson is co-chairman and senior partner in Johnson Smick International, Inc., an international financial policy-consulting firm. Effective August 1, 1997, Dr. Johnson was elected chairman of the Board of Trustees and president of the

Financial Accounting Foundation, which oversees the Financial Accounting Standards Board. Also during 1997, Dr. Johnson was named a member of the Independence Standards Board formed jointly by the Securities and Exchange Commission and the American Institute of Certified Public Accountants. Dr. Johnson is a founder and co-chairman of the Group of Seven Council, an international commission supporting economic cooperation among the major industrial nations. He is a director of Morgan Stanley Dean Witter Funds, Trust Company of the West/Morgan Stanley Dean Witter Funds, and Greenwich Capital Markets, Inc.

   William A. Moran has been a director of NVR since September 30, 1993. In addition, Mr. Moran is the chairman of Elm Street Development, Inc. ("Elm Street"). Mr. Moran is also a director and shareholder of Craftmark, Inc., a small homebuilder in Virginia and Maryland, and The Craftstar, Inc. which develops, invests in and periodically sells apartments, condominiums and townhomes in Virginia and Maryland.

   David A. Preiser has been a director of NVR since September 30, 1993. Mr. Preiser is a managing director of the investment banking firm of Houlihan Lokey Howard & Zukin ("Houlihan Lokey"), and serves as managing partner of Sunrise Capital Partners L.P., a distressed private equity fund affiliated with Houlihan Lokey. Previously, Mr. Preiser had been active in coordinating the firm's real estate and financial restructuring activities since September 1990. Mr. Preiser is a director of Jos. A Bank Clothiers, Inc., Akrion, LLC, Airwalk International, LLC, and NEXIQ Technologies, Inc.

   George E. Slye has been a director of NVR since September 30, 1993. Mr. Slye has been the chief executive officer and owner of GESCOM, Inc., a real estate investment firm, since 1983. Mr. Slye was a co-founder and vice-chairman of Spaulding and Slye Colliers, a major real estate development company with offices in Boston and Washington, D.C. He has served as a trustee of Babson College and University Hospital of Boston and as a director of Manufacturers Advisor Corporation of Toronto. In addition, Mr. Slye was a two term president of the Greater Boston Real Estate Board.

   John M. Toups has been a director of NVR since September 30, 1993. Mr. Toups held various management positions with Planning Research Corporation from 1970 through 1987, for which he was chief executive officer from 1978 to 1987 and chairman from 1982 to 1987. He is also a director of INOVA Health System Foundation, Halifax Corporation, CACI International, Thermatrix, Inc. and GTSI, Inc.

   The Board of Directors has an Audit, Compensation, Executive and Nominating Committee. The primary functions of these committees are as follows:

     The functions of the Audit Committee and its activities during fiscal 2000 are described below under the heading Report of the Audit Committee. During the year, the Board examined the composition of the Audit Committee in light of the adoption by the American Stock Exchange of new rules governing audit committees. Based upon this examination, the Board confirmed that all members of the Audit Committee are "independent" within the meaning of the Exchange's new rules.

     The Compensation Committee determines the compensation of the Chief Executive Officer and reviews the recommendation of compensation made by the Chief Executive Officer for all other officers of the Company. The Option Subcommittee of the Compensation Committee administers and interprets incentive compensation and option plans for employees of the Company.

     The Executive Committee has such powers, authority and responsibilities as may be determined by a majority of the entire Board of Directors.

     The Nominating Committee recommends to the Board of Directors candidates for election as directors. Shareholders wishing to communicate with the Nominating Committee concerning potential director candidates may do so by corresponding with the Secretary of the Company and including the name and biographical data of the individual being suggested.

   The Board of Directors met eight times in 2000. Also, during 2000 the Audit Committee met five times, the Compensation Committee met four times, and the Nominating Committee met once. The Executive Committee did not meet during 2000.

   Each outside director of the Board was paid $6,500 per quarter for serving as a director and fees of $1,600 for each meeting attended during 2000. Incidental travel and out-of-pocket expenses are reimbursed as incurred. Directors who are also officers of the Company receive no additional compensation for their services as directors.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information as to the beneficial ownership of Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock as of the dates indicated and each director and executive officer and by all directors and executive officers as a group as of March 1, 2001. Except as otherwise indicated, all shares are owned directly and the owner has sole voting and investment power with respect thereto.

Certain Beneficial Owners

      Name and Address of
      Holder                                  Number of Shares Percent of Class
      -------------------                     ---------------- ----------------
      Barclays Global Investors, N.A. .......    546,651(1)          6.5%
       45 Fremont Street
       San Francisco, CA 9410

--------
(1) Based solely upon information contained within a Schedule 13F filing by such entity dated February 14, 2001.

Directors and Management

                                                       Number of    Percent of
      Name                                              Shares        Class
      ----                                             ---------    ----------
      Dwight C. Schar.................................   865,459(1)    10.1%
      C. Scott Bartlett, Jr. .........................    13,500(2)       *
      Manuel H. Johnson...............................    49,215(3)       *
      William A. Moran................................    38,750(4)       *
      David A. Preiser................................     8,000(5)       *
      George E. Slye..................................       --           *
      John M. Toups...................................    32,400(6)       *
      William J. Inman................................   149,694(7)     1.8%
      James M. Sack...................................     1,114          *
      Paul C. Saville.................................   307,322(8)     3.6%
      Dennis M. Seremet...............................    56,439(9)       *
                                                       ---------
      All directors and executive officers as a group
       (11 persons)................................... 1,521,893

--------
 * Less than 1%.
(1) Includes 166,667 vested options issued under the 1996 Management Long-Term Stock Option Plan, 2,994 vested shares held by the NVR Employee Stock Ownership Plan in trust and 31,589 vested shares held as a discretionary investment in the NVR, Inc. Profit Sharing Plan in trust.
(2) Includes 10,000 vested options issued under the 1996 Directors' Long Term Stock Option Plan and 2,000 shares owned by his wife.
(3) Includes 22,750 vested options issued under the NVR Director's Long Term Incentive Plan, 16,000 vested options issued under the 1996 Directors' Long Term Stock Option Plan and 65 shares owned by his son.
(4) Includes 22,750 vested options issued under the NVR Director's Long Term Incentive Plan and 16,000 vested options issued under the 1996 Directors' Long Term Stock Option Plan.
(5) Includes 8,000 vested options issued under the 1996 Directors' Long Term Stock Option Plan.
(6) Includes 16,000 vested options issued under the 1996 Directors' Long Term Stock Option Plan and 43 shares owned by his wife.
(7) Includes 33,333 vested options issued under the 1996 Management Long-Term Stock Option Plan and 2,909 vested shares held by the NVR Employee Stock Ownership Plan in trust.
(8) Includes 75,000 vested options issued under the 1993 Management Equity Incentive Plan, 58,333 vested options issued under the 1996 Management Long-Term Stock Option Plan, 2,994 vested shares held by the NVR Employee Stock Ownership Plan in trust and 2,000 shares owned by his children.
(9) Includes 9,900 vested options issued under the 1993 Management Equity Incentive Plan, 20,000 vested options issued under the 1996 Management Long-Term Stock Option Plan, 2,851 vested shares held by the NVR Employee Stock Ownership Plan in trust and 600 shares owned by his children.

     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

   Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers and persons who own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of such stock with the SEC and the American Stock Exchange. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all such forms filed. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all directors, executive officers and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements with the exception of an inadvertent late filing for David
A. Preiser reporting the exercise of stock options.

     THE FOLLOWING REPORT OF THE AUDIT COMMITTEE SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE "FILED" WITH THE SECURITIES AND EXCHANGE
 COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF
          1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

                         REPORT OF THE AUDIT COMMITTEE

   During fiscal 2000, the Audit Committee of the Board of Directors developed an updated charter for the Committee, which was approved by the full Board on May 3, 2000. The complete text of the new charter, which reflects standards set forth in new SEC regulations and American Stock Exchange rules, is reproduced in the appendix to this proxy statement.

   As set forth in more detail in the charter, the Audit Committee's primary responsibilities fall into three broad categories:

  . first, the Committee is charged with recommending to the Board whether to include the audited financial statements in the Annual Report on Form 10-K filed with the Securities and Exchange Commission, based upon discussions with management and the Company's outside auditors about the draft annual financial statements and key accounting and reporting matters;

  . second, the Committee is responsible for matters concerning the relationship between the Company and its outside auditors, including recommending their appointment or removal; reviewing the scope of their audit services and related fees, as well as any other services being provided to the Company; and determining whether the outside auditors are independent (based in part on the annual letter provided to the Company by KPMG LLP pursuant to Independence Standards Board Standard No. 1); and

  . third, the Committee oversees management's implementation of effective systems of internal controls.

   The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee's charter. To carry out its responsibilities, the Committee met five times during fiscal 2000.

   In overseeing the preparation of the Company's financial statements, the Committee met with both management and the Company's outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the statements with both management and the outside auditors. The Committee's review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).

   With respect to the Company's outside auditors, the Committee, among other things, discussed with KPMG LLP matters relating to its independence, including the disclosures made to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

   Finally, the Committee continued to monitor the scope and adequacy of the Company's internal auditing program.

   On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Manuel H. Johnson (Chairman)
C. Scott Bartlett, Jr.
George E. Slye

     THE FOLLOWING COMPENSATION COMMITTEE REPORT SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE "FILED" WITH THE SECURITIES AND EXCHANGE
 COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF
          1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

   The Compensation Committee (the "Committee") of the NVR Board of Directors is responsible for determining and periodically evaluating the various levels and methods of compensating the Company's executive officers and directors. The Committee's philosophy regarding executive compensation is to provide a total compensation program for executive officers which is competitive with the compensation packages of other companies in the homebuilding and mortgage banking businesses and which includes performance based compensation which effectively aligns the interests of management with those of the Company's Shareholders. The Company's compensation package consists of base salary, annual incentive compensation and long-term incentives consisting of non-qualified stock options and long-term cash incentive plans (the "High Performance Plan"). This compensation package is performance based and places a large portion of executive compensation at risk by making it dependent upon the achievement of annual and long-term financial objectives, which are tied to the Company's business plan and are intended to enhance shareholder value. In 1996, the Company retained compensation consultants from KPMG LLP, an independent and nationally known public accounting and consulting firm, to review the reasonableness and appropriateness of its executive compensation program. Based upon this analysis conducted in 1996, KPMG LLP concluded that the Company's executive compensation program, as more fully described below, is consistent with the Company's philosophy of creating long-term shareholder value and is strongly linked to performance based financial objectives. There have been no material changes to the Company's compensation programs during 2000.

Base Salary

   The base salary levels for the executive officers are reviewed annually by the Committee. Salaries, including executive salaries, are generally established at the average market rate of other companies of comparable size, particularly major homebuilding and residential mortgage companies, some of which are companies included in the Dow/Home Construction Index. In addition, consideration is given to individual experience as well as individual performance and the performance of those operations for which the executive is responsible. All four of the employee executive officers' 2001 base salaries were increased over their 2000 base salaries.

Annual Incentive Compensation

   All of the executive officers participate in the Company's annual incentive compensation plan. Each participant has a maximum potential payout, which is limited to a fixed percentage of the executive's salary. Each executive officer has an opportunity to earn an annual incentive award which is based on actual financial results achieved compared to the business plan approved by the Board of Directors. The maximum incentive opportunity is earned only if certain business objectives are met or exceeded. At the beginning of each year, financial targets are established by the Committee for predetermined key result areas, which are tied to the Company's annual business plan. These annual objectives are consistent with the current year's portion of the Company's five-year business plan. The key result areas used throughout the homebuilding operation are earnings before interest and taxes, pre-tax profit and return on assets. The primary key result areas used for the mortgage banking operation are pre-tax profit and return on invested capital. The key result area for corporate executives is predicated upon consolidated pre-tax profit. For 2000, the executive officers substantially exceeded their financial objectives and received the maximum incentive award (100% of base salary).

Long-Term Compensation

   NVR's long-term incentive programs, administered by the Committee, are designed to focus the attention of the employee executive officers on the Company's long-term goals and link the interests of executive officers to those of the shareholders. Awards under the Company's long-term incentive programs also strongly encourage the retention of key executive personnel. Retention of a loyal and experienced management team has been and continues to be a key component of the Company's business strategy. In support of these objectives, the Company's executive officers have historically participated in long-term, cash and stock-based incentive programs which have a long-term vesting schedule based upon certain cash flow, financial or employment objectives.

   The last option grants for the named executive officers were made under the 1998 Management Long-Term Stock Option Plan adopted by the Company's Shareholders at the 1999 Annual Meeting. The options vest in one-third increments in each of 2003, 2004, and 2005 (see the Summary Compensation Table below).

   The employee executive officers, as well as other members of senior management, also participate in the NVR, Inc. High Performance Compensation Plan ("HP Plan"). The objective of the HP Plan is to reward the named executive officers and members of senior management for superior performance by the Company, measured by the three-year aggregate growth in earnings per share over a threshold equal to the base year earnings per share compounded annually by ten percent over the same three year period. Eligible participants will be allocated a specified percentage of a pool, the aggregate amount of which is equal to a percentage of earnings in excess of the threshold. The aggregate value of the pool for the measurement period January 1, 1996 to December 31, 1998, was established on December 31, 1998 (see the Summary Compensation Table below for amounts allocated to the employee executive officers). Amounts earned under the HP Plan were paid out in one-third increments on each of January 2, 2000 and 2001 with the remaining one-third increment to be paid on January 2, 2002. Termination of employment with the Company prior to December 31, 2001 will result in the forfeiture of any unpaid benefits at the time of termination. An additional measurement period began January 1, 1999 and continues through December 31, 2001. Payments to participants under the new measurement period for any amounts earned will be made in three installments, with one third payable in 2003, 2004 and 2005. Full payment to participants of benefits earned under the new measurement period is generally contingent upon continued employment by the participants through December 31, 2004.

Chief Executive Officer Compensation

   Mr. Dwight C. Schar has been Chairman of the Board, President and Chief Executive Officer of the Company since its inception. The compensation program for the CEO is linked to the long-term strategic and financial goals of the Company, and encourages the creation of shareholder value. A significant amount of the CEO's compensation is tied to the Company's performance and is at risk, in the form of annual and long-term cash incentive compensation and stock options. The Committee believes the compensation program for the CEO is consistent with the Company's philosophy for compensating executive officers and encourages long-term shareholder value.

   The CEO's 2000 annual incentive compensation opportunity was based on predetermined pre-tax profit objectives tied to the Company's business plan which was approved by the Board of Directors. As previously noted, for 2000, the pre-tax profit objectives for the Company were substantially exceeded and the CEO received the maximum award of 100% of his base salary. The CEO is a participant in the HP Plan as described above.

Stock Ownership Requirements of the Chief Executive Officer, Executive Officers and Certain Members of Senior Management

   The Committee has established and adopted guidelines that require the CEO, other executive officers and certain members of senior management ("Management") to acquire and continuously hold a specified minimum level of Common Stock (the "Guidelines"). Under the Guidelines, Management must acquire and hold Common Stock with a total fair market value ranging from one (1) to eight (8) times their annual base salaries, with the CEO required to acquire and hold Common Stock with a fair market value equal to a minimum of eight (8) times his annual base salary. The Committee believes that the imposition of a long-term holding requirement for Management provides for additional incentive to enhance shareholder value by linking the interests of Management directly to those of the shareholders. The Guidelines became effective January 31, 2000. In the event of non-compliance at any date thereafter, a Participant subject to the Guidelines will receive one-half of any earned annual incentive compensation in restricted stock until compliance with the Guidelines is attained. All members of Management met their specified holding requirements at December 31, 2000.

Deductibility of Compensation

   Section 162(m) of the Internal Revenue Code limits the corporate deduction for compensation paid to the executive officers named in the Summary Compensation Table to $1 million unless such compensation qualifies as "performance-based compensation" which, among other things, requires approval by the Company's stockholders. The Committee strives whenever possible to structure compensation plans such that they are tax deductible by the Company.

   To minimize the non-deductibility of executive compensation expense due to the limitations of Section 162(m) and still maintain the ability to competitively compensate the Company's named executive officers, during 1999 the Company established a deferred compensation plan (Deferred Comp Plan). The specific purpose of the Deferred Comp Plan was to establish a vehicle whereby the employee executive officers could defer the receipt of compensation that otherwise would be nondeductible for tax purposes into a period where the Company would realize a tax deduction for the amounts paid. To encourage the named executive officers to participate in the Deferred Comp Plan, the Deferred Comp Plan provides for a deferral incentive equal to twenty percent of the amounts deferred that would not otherwise be deductible by the Company. Amounts deferred into the Deferred Comp Plan are invested in NVR common stock and are paid out in a fixed number of shares upon expiration of the deferral period.

   See the Summary Compensation Table for the individual amounts deferred under the Deferred Comp Plan.

Compensation Committee and Option Subcommittee

   The Committee consists of the five individuals named below, all of whom, except Mr. Dwight C. Schar, are outside directors of the Company.

   The Option Subcommittee of the Compensation Committee administers and interprets incentive compensation and option plans for employees of the Company. The Option Subcommittee consists of Messrs. Johnson, Preiser and Toups.

The Compensation Committee of the Board of Directors:

   John M. Toups, Chairman, Manuel H. Johnson, William A. Moran, David A. Preiser, and Dwight C. Schar

                            EXECUTIVE COMPENSATION

   Shown below is certain information concerning the compensation for services in all capacities to NVR for the years ended December 31, 2000, 1999 and 1998 of those persons who were, at December 31, 2000, (i) the Chief Executive Officer, and (ii) the three other employee executive officers of NVR.

                          SUMMARY COMPENSATION TABLE

                                       Annual Compensation                 Long-Term Compensation
                              ------------------------------------- ----------------------------------------
Name and                                  Incentive    Other Annual   Stock       LTIP          All Other
Principal Position       Year  Salary  Compensation(1) Compensation Options(2)  Payouts      Compensation(6)
------------------       ---- -------- --------------- ------------ ---------- ----------    ---------------
Dwight C. Schar......... 2000 $950,000    $950,000       $   --          --    $  190,000(5)     $10,700
 Chairman of the Board,  1999  850,000     850,000           --      250,000    4,855,177(4)      10,100
 Chief Executive Officer 1998  750,000     750,000           --          --     5,356,407(3)       8,500
 and President

William J. Inman........ 2000 $316,000    $316,000       $   --          --    $      --         $10,200
 President of NVR        1999  304,000      98,000           --       50,000    1,983,625(4)       9,600
 Mortgage Finance, Inc.  1998  289,000     289,000           --          --     2,293,613(3)       8,000

Paul C. Saville......... 2000 $330,000    $330,000       $   --          --    $      --         $10,700
 Senior Vice President,  1999  300,000     300,000           --       87,500    1,983,625(4)      10,100
 Chief Financial Officer 1998  270,000     270,000           --          --     2,767,942(3)       8,500
 and Treasurer

Dennis M. Seremet....... 2000 $176,000    $176,000       $   --          --    $   35,200(5)     $10,700
 Vice President and      1999  160,000     160,000           --       30,000      377,852(4)      10,100
 Controller              1998  144,000     144,000           --          --     1,076,553(3)       8,500

--------
(1) Incentive compensation is reflected in the year earned. All incentive compensation earned for the periods presented was paid in March of the subsequent calendar year, with the exception of Messrs. Schar and Seremet who deferred their Year 2000 payments into the Deferred Comp Plan.
(2) 33 1/3% of the options vest on each of December 31, 2003, 2004 and 2005 with vesting based upon continued employment. The options expire in May 2009 and are exercisable at $47.625 per share.
(3) Includes amounts for the vested portion of performance shares, valued at $24.875 per share (which equaled the closing price of NVR's common stock as listed on the American Stock Exchange on the vesting determination date), awarded pursuant to the 1994 Management Equity Incentive Plan, earned benefits pursuant to the HP Plan and a deferral incentive earned for deferring otherwise non-deductible HP Plan compensation expense into a period where the amounts will be deductible for tax purposes. Amounts earned under the HP Plan were paid out in one-third increments on each of January 2, 2000 and 2001 with the remaining one-third increment to be paid on January 2, 2002. Mr. Schar deferred his January 2, 2000 and 2001 payments and Messrs. Saville and Seremet deferred their January 2, 2001 payment into the Deferred Comp Plan. The amounts pertaining to the 1994 Management Equity Incentive equal $2,130,967; $870,625; $870,625 and $165,842 for Messrs. Schar, Inman, Saville and Seremet, respectively. The amounts pertaining to the HP Plan equal $2,845,976; $1,422,988; $1,778,735 and $853,792 for Messrs. Schar, Inman, Saville and Seremet, respectively. The amounts pertaining to the deferral incentive equal $379,464, $118,582, and $56,919 for Messrs. Schar, Saville and Seremet, respectively.
(4) Includes amounts for both the vested portion of performance shares, valued at $47.25 per share (which equaled the closing price of NVR's common stock as listed on the American Stock Exchange on the vesting determination date), awarded pursuant to the 1994 Management Equity Incentive Plan, and a deferral incentive earned for deferring otherwise nondeductible compensation into a period where the amounts paid will be deductible for tax purposes. The amounts pertaining to the 1994 Management Equity Incentive equal $4,047,766; $1,653,750; $1,653,750 and $315,016 for
    Messrs. Schar, Inman, Saville and Seremet, respectively. The amounts pertaining to the deferral incentive equal $807,411; $329,875; $329,875 and $62,836 for Messrs. Schar, Inman, Saville and Seremet, respectively.
(5) Includes a deferral incentive earned for deferring otherwise nondeductible incentive compensation into a period where the amounts paid will be deductible for tax purposes.
(6) Amount contributed to the Profit Sharing Trust Plan and the Employee Stock Ownership Plan.

Stock Option Exercises and Year-End Values

 Aggregated Stock Option Exercises In 2000 and Year-End Stock Option Values

                                                                             Value of Unexercised In-
                                                   Number of Unexercised    the-Money Options at Year-
                           Shares                Stock Options at Year-End             End
                          Acquired     Value    --------------------------- --------------------------
Name                     on Exercise  Realized  Exerciseable Unexerciseable Exercisable Unexerciseable
----                     ----------- ---------- ------------ -------------- ----------- --------------
Dwight C. Schar.........      --     $      --    166,667       583,333     $18,829,167  $56,652,083
William J. Inman........   75,000     2,742,563    33,333       116,667       3,765,833   11,330,417
Paul C. Saville.........      --            --    133,333       204,167      15,288,708   19,828,229
Dennis M. Seremet.......      --            --     29,900        70,000       3,407,702    6,798,250

Compensation Committee Interlocks and Insider Participation

   The compensation committee is comprised of Mr. Schar, Mr. Johnson, Mr. Moran, Mr. Toups, and Mr. Preiser, all of whom, except Mr. Schar, are outside directors of the Company. No executive officer of NVR served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board's Compensation Committee; accordingly, there were no interlocks with other companies within the meaning of the SEC's proxy rules during 2000.

Certain Transactions

   During the year ended December 31, 2000, NVR entered into new agreements to purchase lots for a total purchase price of approximately $16,000,000 with Elm Street Development, which is controlled by Mr. Moran. These transactions were approved by a disinterested majority of the Board of Directors. During 2000, NVR purchased developed lots at market prices from Elm Street for approximately $25,000,000.

   During the year ended December 31, 2000 the law firm of Sack & Harris, P.C. billed NVR approximately $560,000 in fees and expenses for legal services. Mr. Sack, a non-employee executive officer of NVR, was a principal of Sack & Harris, P.C. during that period.

   NVR periodically sub-leases, at market rates, an airplane leased by Mr. Schar for Company travel when the use of the airplane lends itself to travel efficiencies. The Company paid approximately $29,000 for use of the airplane during 2000.

   On October 3, 2000, NVR reached agreement with an individual shareholder not affiliated with NVR to purchase, for approximately $65,000,000, approximately 779,500 shares of the Company's common stock controlled by that individual. On January 2, 2001, NVR settled the transaction with the Shareholder by taking physical delivery of the shares for the agreed upon price.

Employment Arrangements

   NVR has an employment agreement with Mr. Schar effective January 1, 1996 to serve as Chairman, President and Chief Executive Officer. The agreement continues through January 1, 2002. The agreement provides for an annual minimum base salary of $681,000 and an annual bonus of up to 100% of base salary. There have been subsequent adjustments to Mr. Schar's salary made by the Compensation Committee to reflect merit increases. Mr. Schar's salary is now $1,100,000. If Mr. Schar's employment is terminated without cause, as defined in the agreement, prior to January 1, 2002, he would be entitled to receive in twelve monthly installments an amount equal to 200% of his annual base salary. If Mr. Schar terminates his employment in connection with or within one year after a change in control of NVR, he would be entitled to 200% of his annual base salary in effect for the year in which such termination occurs, payable in 12 monthly installments. Mr. Schar agreed that he will not compete with NVR during the term of his employment and for one year thereafter if termination is voluntary, without cause or within one year of a change in control, or two years if he is terminated for cause, as defined below.

   NVR has an employment agreement with Mr. Saville effective January 1, 2001 to serve as NVR's Senior Vice President-Finance, Chief Financial Officer and Treasurer. The agreement continues through January 1, 2007. The agreement provides for an annual minimum base salary of $363,000 and an annual bonus of up to 100% of base salary. The minimum base salary of $363,000 is Mr. Saville's current salary. If Mr. Saville's employment is terminated without cause, as defined in the agreement, prior to January 1, 2007, he would be entitled to receive in twelve monthly installments an amount equal to 200% of his then annual base salary. If Mr. Saville voluntarily terminates his employment within one year after a change in control of the Company accompanied by a significant reduction in Mr. Saville's responsibilities, he would be entitled to 200% of his then annual base salary payable in twelve equal monthly installments. Mr. Saville agreed that he will not compete with NVR during the term of his employment and for one year thereafter if termination is voluntary, without cause or within one year of a change of control, or two years if he is terminated for cause, as defined below.

   NVR has an employment agreement effective November 13, 1995 with Mr. Inman to serve as president of NVR Mortgage Finance, Inc. The agreement continues until January 1, 2002. The agreement provides for an annual minimum base salary of $277,800 and an annual bonus of up to 100% of base salary. There have been subsequent adjustments to Mr. Inman's salary made by the Compensation Committee to reflect merit increases. Mr. Inman's base salary is now $329,000. If Mr. Inman's employment is terminated without cause, as defined in the agreement, prior to January 1, 2002, he would be entitled to receive in twelve monthly installments an amount equal to 200% of his base salary. If Mr. Inman voluntarily terminates his employment within one year after a change in control of the Company accompanied by a significant reduction in Mr. Inman's responsibilities, he would be entitled to 200% of his then annual base salary payable in twelve equal monthly installments. Mr. Inman agreed that he will not compete with NVR during the term of his employment and for one year thereafter if termination is voluntary, without cause or within one year of a change of control, or two years if he is terminated for cause, as defined below.

   In each of the above described employment agreements, termination for "cause" may result if the executive officer subject to the respective employment agreement is convicted of any felony, other crime involving moral turpitude, or any crime or offense which results in his incarceration for more than three months, is guilty of gross misconduct in connection with the performance of his duties as described within the respective employment agreement, or if the executive officer materially breaches affirmative or negative covenants or undertakings set forth in his respective employment agreement.

                            STOCK PERFORMANCE GRAPH

  THE FOLLOWING STOCK PERFORMANCE GRAPH SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE "FILED" WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER
     THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR
              INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

         COMPARISON OF CUMULATIVE TOTAL EQUITYHOLDER RETURN ON EQUITY

   The following chart graphs NVR's performance in the form of cumulative total return to equityholders of NVR's common stock since December 31, 1995 in comparison to the Dow/Home Construction Index and the Dow Jones Industrial Index for that same period. The Dow/Home Construction Index includes Pulte Corp., Centex Corp., K B Home, Champion Enterprises, Inc., Lennar Corp., Del Webb Corp., DR Horton, Inc. and Toll Brothers, Inc.

                           [STOCK PERFORMANCE GRAPH]


                        1995    1996     1997     1998     1999    2000
                      -------  -------  -------  -------  ------- -------
NVR                    $100     $130     $219     $477     $478   $1,236
Dow/Homes              $100     $ 99     $146     $154     $102   $  179
Dow Jones Ind. Avg.    $100     $129     $161     $190     $242   $  230



(a) Assumes that $100 was invested in NVR stock and the indices on December 29, 1995.

                       APPROVAL OF INDEPENDENT AUDITORS

                                 (Proposal 2)

   At the meeting, the Board of Directors of the Company will recommend shareholder ratification of the appointment of KPMG LLP as independent auditors for the Company for the year 2001. Representatives of KPMG LLP are expected to be present at the meeting to respond to Shareholders' questions and will have an opportunity to make a statement if they so desire.

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR"
                   THE APPROVAL OF KPMG LLP AS THE COMPANY'S
                        INDEPENDENT AUDITORS FOR 2001.

                DISCLOSURE OF FEES PAID TO KPMG LLP DURING THE
                         YEAR ENDED DECEMBER 31, 2000:

      Audit fees...................................................... $310,450
      Financial information systems design and implementation fees....      --
      All other fees..................................................   90,926
                                                                       --------
        Total fees.................................................... $401,376
                                                                       ========

   Consistent with its charter, the Audit Committee evaluates and considers whether any financial information systems design and implementation services and other non-audit services provided by KPMG LLP to NVR are compatible with maintaining KPMG LLP's independence pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

                             SHAREHOLDER PROPOSALS

   Proposals of holders of Common Stock intended to be included in the Company's proxy statement for the next annual meeting of shareholders of the Company, must be received by the Company on or before November 22, 2001, and must comply with applicable rules of the Securities and Exchange Commission in order to be included. In addition, management intends to exercise discretionary voting authority with respect to any other proposal made by holders of Common Stock at the next annual meeting of shareholders of which NVR does not have notice on or before February 20, 2002.

                                 OTHER MATTERS

   Management knows of no other business to be presented for action at the meeting, other than those items listed in the notice of the Meeting referred to herein. If any other business should properly come before the Meeting, or any adjournment thereof, it is intended that the proxies will be voted in accordance with the best judgment of the persons acting thereunder.

   NVR's Annual Report on Form 10-K for 2000, including consolidated financial statements and other information, accompanies this Proxy Statement but does not form a part of the proxy soliciting material. A complete list of the stockholders of record entitled to vote at the Annual Meeting will be open and available for examination by any stockholder, for any purpose germane to the Annual Meeting, between 9:00 a.m. and 5:00 p.m. at NVR's offices at 7601 Lewinsville Road, McLean, Virginia 22102, from April 20, 2001 through May 2, 2001 and at the time and place of the Annual Meeting.

   Copies of the Company's most recent Annual Report on Form 10-K, including the financial statements and schedules thereto, which the Company is required to file with the SEC, will be provided without charge upon the written request of any shareholder. Such requests may be sent to Investor

Relations, NVR, Inc., 7601 Lewinsville Road, Suite 300, McLean, Virginia, 22102. The Company's SEC filings are also available to the public from the SEC's World Wide Web site at http://www.sec.gov.

                                          By Order of the Board of Directors,

                                          /s/  James M. Sack

                                          James M. Sack
                                          Vice President, Secretary and
                                           General Counsel

McLean, Virginia
March 21, 2001

                                                                       APPENDIX

              CHARTER OF THE AUDIT COMMITTEE OF NVR, INC. ("NVR")

   The Board of Directors of NVR, Inc. (the "Board") has adopted and approved this charter for the Audit Committee of NVR, Inc. (the "Audit Committee").

   1. Structure and Membership Requirements:

     1.01 The Audit Committee shall consist of at least three "independent" directors. "Independent" shall have the meaning ascribed to it in Section 121(A) of the American Stock Exchange listing standards ("Section 121"). Notwithstanding the foregoing, one director who is not independent as defined in Section 121, and is not currently an employee or an immediate family member of a current employee, may be appointed to the Audit Committee, if the Board, under exceptional and limited circumstances, determines in its business judgment that membership on the Audit Committee by the individual is required by the best interests of NVR and its shareholders.

     1.02 Each member of the Audit Committee must be able to read and understand fundamental financial statements, including the balance sheet, income statement and cash flow statement, or must become able to do so within a reasonable period of time after his or her appointment to the Audit Committee, in compliance with Section 121.

     1.03 At least one member of the Audit Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in his or her financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities, in compliance with Section 121.

   2. Meetings:

     2.01 The Audit Committee shall meet at least four times each calendar year.

     2.02 The Audit Committee shall meet separately at least annually with each of management, the manager of Internal Audit and the outside auditor.

   3. Duties and Powers:

     3.01 NVR's outside auditor is ultimately accountable to the Audit Committee and to the Board. The Audit Committee, subject to the Board's approval and oversight, has the authority and responsibility, to select, evaluate and, where appropriate, replace the outside auditor. To the extent required by law, this includes nominating the selected outside auditor to be considered for approval or ratification by shareholders at their next annual meeting.

     3.02 The Audit Committee shall approve the scope of professional services to be provided to NVR by the outside auditor.

     3.03 The Audit Committee shall review with management and the outside auditor the audit plan and results of the auditing engagement.

     3.04 The Audit Committee shall review the independence of the outside auditor, including:

      (a) ensuring that the outside auditor submits to the Audit Committee, at least annually, a formal written statement delineating all relationships between the outside auditor and NVR, consistent with Independence Standards Board Standard No. 1;

      (b) engaging in a dialogue with the outside auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditor; and

      (c) recommending the Board take action in response to the outside auditor's report of any of the relationships discussed in (b) above, to the extent necessary and appropriate for the Audit Committee to satisfy itself of the outside auditor's independence.

     3.05 The Audit Committee shall oversee any other aspects of NVR's audit process as it deems necessary and appropriate.

     3.06 The Audit Committee is empowered to oversee NVR's system of internal controls.

     3.07 The Audit Committee, based on a review of NVR's annual financial statements and based on a discussion with NVR's outside auditor and NVR management, will recommend to the Board whether to include the audited financial statements in the Annual Report on Form 10-K filed with the Securities and Exchange Commission.

   4. Review of Charter:

     4.01 The Audit Committee shall review and assess the adequacy of this charter annually.

     4.02 Any changes to the charter must be recommended by the Audit Committee and approved by the Board.

SKU # 3570-PR-01

                                  DETACH HERE

                                     PROXY

                                   NVR, INC.

                   Proxy for Annual Meeting of Shareholders
                                  May 3, 2001

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints James M. Sack, Paul C. Saville and Dennis
M. Seremet, or any of them, as proxies (and if the undersigned is a proxy, as substitute proxies), each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse, all of the shares of common stock of NVR, INC. held of record by the undersigned at the close of business on March 1, 2001 at the Annual Meeting of Shareholders to be held at NVR Corporate Headquarters, 7601 Lewinsville Road, Suite 300, McLean, Virginia, 22102, on Thursday, May 3, 2001 at 11:30 A.M. or at any adjournment thereof.

     If there are shares allocated to the undersigned in the NVR, Inc. Profit Sharing Trust Plan or the Employee Stock Ownership Plan, the undersigned hereby directs the Trustee to vote all full and fractional shares as indicated on the reverse of this card. Shares for which no voting instructions are received will be voted by the Trustee in the same proportion as all other shares which have been voted.

-------------                                                     -------------
 SEE REVERSE     PLEASE VOTE, DATE AND SIGN ON THE REVERSE AND     SEE REVERSE
     SIDE           RETURN PROMPTLY IN THE ENCLOSED ENVELOPE           SIDE
-------------                                                     -------------

NVR, INC.

c/o EquiServe
P.O. Box 9398
Boston, MA 02205-9398


                                  DETACH HERE

[X] Please mark votes
    as in this example.


This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be deemed to grant authority to vote FOR ALL director nominees, to vote FOR the proposal to ratify the appointment of KPMG LLP as independent auditors for the year 2001 and to vote in the discretion of the named proxies as to any other matters that come before the meeting.

1. Election of Directors. (For a term of 3 years)

   Nominees: (01) Manuel H. Johnson, (02) David A. Preiser and (03) John M. Toups

         FOR              WITHHELD
         ALL              FROM ALL
       NOMINEES [_]   [_] NOMINEES


[_]_______________________________________
    For all nominees except as noted above


                                               FOR     AGAINST   ABSTAIN
2. Proposal to ratify the appointment of       [_]        [_]       [_]
   KPMG LLP as independent auditors
   for the year 2001.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT     [_]

The shares represented by this proxy card will be voted in the discretion of the named proxies as to any other matters that come before the meeting or any adjournment(s) thereof.

The shareholder's signature should be exactly as the name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Signature:______________            Date